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                                   EXHIBIT 99

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE



March 18, 1999



UNITED FOODS, INC.
TEN PICTSWEET DRIVE
BELLS, TENNESSEE 38006-0119

Telephone:        (901) 422-7600
Contact:          Donald Dresser

United Foods, Inc. (AMEX: UFDA and UFDB) today announced that a complaint was filed against the Company and its directors by a stockholder of the Company in a Delaware Chancery Court. The complaint seeks class action status and requests injunctive and other relief with respect to a pending proposal by the Company's Chairman and Chief Executive Officer, James I. Tankersley, his wife and their children to acquire the remaining shares of the Company's common stock that are not owned by them for $3.00 per share in cash. The Company and the other defendants believe the complaint to be without merit.